Exhibit 16

KPMG LLP 345 Park Avenue
New York, NY 10154-0102

February 16, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently the principal accountant for Alleghany Corporation and, under the date of February 23, 2011, we reported on the consolidated financial statements of Alleghany Corporation as of and for the years ended December 31, 2010 and 2009, and the effectiveness of internal control over financial reporting as of December 31, 2010. On February 13, 2012, we were notified that Alleghany Corporation engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2012 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Alleghany Corporation’s consolidated financial statements as of and for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, and the issuance of our reports thereon. We have read Alleghany Corporation’s statements included under Item 4.01 of its Form 8-K dated February 16, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with Alleghany Corporation’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with Alleghany Corporation’s statements made in Item 4.01 (b).

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.